EXHIBIT 1.1

200,000 SHARES OF LIMITED LIABILITY COMPANY INTERESTS
of
ICON LEASING FUND ELEVEN, LLC
(a Delaware limited liability company)

FORM OF
DEALER-MANAGER AGREEMENT

ICON Securities Corp.	Date:
100 Fifth Avenue, 10th Floor New York, New York 10011

Ladies and Gentlemen:

Reference is made to the enclosed prospectus, which was included in the registration statement at the time it became effective and any and all amendments and supplements thereto (collectively, the “Prospectus”) relating to the offering (the “Offering”) by ICON Leasing Fund Eleven, LLC, a Delaware limited liability company which is an equipment leasing program (the “Company”), of limited liability company interests for a purchase price of $1,000 each (the “Shares”). The Shares and the terms upon which they are offered are more fully described in the Prospectus.

We are entering into this Agreement with you, effective as the date hereof, as exclusive managing sales agent (the “Dealer-Manager”) pursuant to which you are authorized to (1) select and provide sales support to a group of broker-dealers (the “Selling Dealers”) which are members of the National Association of Securities Dealers, Inc. (the “NASD”) and (2) to offer directly to the general public, in each case to offer, on a “best efforts” basis, a total maximum offering of up to 200,000 Shares.

Each Selling Dealer selected by you is authorized by its selling dealer agreement (the “Selling Dealer Agreement”), and you are hereby authorized, to find purchasers for the Shares which satisfy the suitability standards set forth in the Prospectus during the Offering Period (as defined below) and which are acceptable to the Company. The date on which the Offering shall terminate is the earlier of (i) the second anniversary of the Effective Date (as defined in the Prospectus) of the registration statement, as amended at the time it becomes effective (the “Registration Statement”) (with the offering of Shares in certain states for more than 12 months subject to the approval of the state securities commission or agency of such states) or (ii) the date on which all Shares available for sale are sold, unless the Offering is earlier terminated (hereinafter called the “Termination Date”), with notice to you by ICON Capital Corp., the manager of the Company (the “Manager”). The period between the Effective Date of the Registration Statement and the Termination Date is hereinafter called the “Offering Period.” Each date on which any investor is admitted to the Company (thereby becoming a “Member”) is hereinafter called a “Closing Date.”

The Company will accept subscriptions for the Shares subject to the Company’s right to terminate the Offering at any time with notice to you and to reject any subscription in whole or in part, in its sole discretion. The acceptance of subscriptions is further subject to the following terms and conditions:

1. Appointment as Dealer-Manager. We hereby authorize you to act as the Dealer-Manager during the Offering Period and, on a "best efforts" (and not "firm commitment") basis only, to offer Shares directly, and to enter into Selling Dealer Agreements on behalf of the Company authorizing each such Selling Dealer to offer, to potential investors which (a) satisfy the investor suitability standards (i) as set forth in the Prospectus, (ii) as provided under applicable state laws and (iii) as provided in the rules of the NASD and (b) are acceptable to the Company (the “Eligible Investors”). As Dealer-Manager, you agree to act as an independent contractor and not as our agent or as agent for the Company in connection with your solicitation of subscriptions for Shares and will be responsible for assuring that each investor satisfies all such suitability requirements. You hereby agree that you will not make representations or give information which is not (x) contained in the Prospectus or in supplemental sales literature specifically authorized for use in the manner described in Section 5 of this Agreement or (y) consistent with the representations and information contained therein.

2. Subscriptions for Shares. You shall (a) find Eligible Investors for the Shares, (b) keep records of the basis for each determination by a member of, or person associated with, your firm of an investor’s suitability and (c) promptly forward each fully completed and executed copy of the subscription agreement, which shall be in form of Exhibit C to the Prospectus (the “Subscription Agreement”), as signed by each investor and countersigned by a supervisory representative of your firm, together with the related subscription payment in the form of a check made payable to “The JP Morgan Chase Bank ICON Leasing Fund Eleven, LLC Escrow Account” pending receipt and acceptance by the Manager of subscriptions for 1,200 shares and thereafter (except for residents of the Commonwealth of Pennsylvania who must continue to make checks payable to the Escrow Account until subscriptions for 10,000 Shares have been received and accepted) in the form of a check made payable to “ICON Leasing Fund Eleven, LLC” to:

ICON Capital Corp.
100 Fifth Avenue, 10th Floor
New York, NY 10011

Each Subscription Agreement and related subscription payment shall be forwarded by your firm to the Manager at the foregoing address no later than noon of the next day after receipt from your customer by any member of, or associated with, your firm of such payment, unless such Subscription Agreement and payment are first forwarded to another of your offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such Subscription Agreement and payment to the above address no later than noon of the next business day after its receipt thereof. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following your receipt of such check. Each

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subscription so received by the Manager will be subject to acceptance or rejection by it by the end of the business day on which it is received. Each such subscription payment received by us and accepted by the Manager will be transmitted, as soon as practicable, but in any event by the end of the second business day following our receipt thereof, to The J. P. Morgan Chase Bank (the “Escrow Agent”) for deposit in an interest-bearing bank account insured by the Federal Deposit Insurance Corporation, which shall be an escrow account in the name of Escrow Agent pending the Initial Closing Date (as defined below) and will be a segregated subscription account of the Company thereafter. We undertake to promptly return directly to you for return to any of your customers whose subscriptions are not accepted by the Manager, their Subscription Agreements together with the related, uncashed subscription payments within two business days of our receipt of same. Unless and until an event requiring a refund occurs, an investor will have no right to withdraw his subscription payments from escrow. The Manager has reserved the unconditional right to refuse to accept, in whole or in part, any subscription and related payment and to refuse to accept as a purchaser any investor for any reason whatsoever or no reason.

Unless subscriptions for at least 1,200 Shares are received and accepted by the Manager on or before the Termination Date, the Company will promptly refund all subscription payments received by it in full with interest earned thereon, if any, and without deduction for any expenses, and the Offering shall thereupon terminate. Promptly after receiving and accepting subscriptions for 1,200 Shares the Manager will notify the Escrow Agent that Schedule A to Company’s limited liability company agreement (the “LLC Agreement”) has been amended to admit as Members investors (other than those who are residents of the Commonwealth of Pennsylvania, which requires that a minimum of 10,000 Shares must be sold before such resident’s subscription payment may be released from escrow) for whom subscriptions have been accepted, and the Escrow Agent is to pay over promptly to the Company the amount of all such investors’ subscription payments then on deposit and interest earned on each subscription payment. The Company shall distribute any interest earned on an investor’s subscription payment to the investors entitled to such interest. The date upon which such admission of Members shall occur is hereinafter called the “Initial Closing Date.” Under regulations of the Commonwealth of Pennsylvania, until subscriptions for 5% (or $10,000,000) of the maximum offering have been received, subscription payments of Pennsylvania residents must be held in escrow. After subscriptions equaling $10,000,000 for the residents of all jurisdictions including Pennsylvania have been received, all remaining subscriptions being held in escrow will be released from escrow upon the next Closing Date and the applicable investors will be admitted to the Company as Members (in the manner described in the preceding sentence). Following the Initial Closing Date, the Manager will continue to accept subscriptions for additional Shares during the remainder of the Offering Period and to admit to the Company as Members investors whose subscriptions are accepted. Such admissions will take place from time to time as shall be determined by the Manager, with the anticipation that Closing Dates subsequent to the Initial Closing Date will occur as frequently as daily but not less frequently than twice each month following the Initial Closing Date and promptly following the end of the Offering Period or earlier termination of the Offering.

In connection with the Offering, the Company will pay:

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(a)    sales commissions in an amount equal to 8.0% of the total purchase price of all Shares sold through your efforts (the “Sales Commissions”), except for Share sales to (a) officers, employees and securities representatives of the Dealer-Manager, the Manager, their affiliates and each Selling Dealer (the “Affiliated Members”), and (b) investors by registered investment advisers affiliated with a Selling Dealer who do not charge a commission in connection with an investment in Shares (the “RIA Members”), as to which no Sales Commissions are payable. Affiliated Members and RIA Members may purchase Shares for a net share price of $920.00 per Share. Purchases of Shares by Affiliated Members and RIA Members shall be for investment purposes only and not with a view toward resale or other distribution and shall be limited to a maximum of 10% the total Shares sold.

(b)    an underwriting fee (the “Underwriting Fee”) equal to $20.00 for every Share actually sold by you, your registered representatives and registered representatives of all Selling Dealers for your services in supervising the sale of Shares and to reimburse you, on a non-accountable basis, for wholesaling fees and marketing expenses.

The total compensation to be paid to you in connection with the Offering, including Sales Commissions and Underwriting Fees shall not exceed 10.0% of the gross offering proceeds from sale of Shares and the total of such Sales Commissions, Underwriting Fees and bona fide due diligence fees and expenses reimbursements (if any), shall not exceed 10.5% of the gross offering proceeds from the sale of Shares.

All such compensation will be paid by the Company within 30 days after each Closing Date in respect of subscriptions submitted by investors who were admitted to the Company on such Closing Date. In addition, you may be entitled, in the Manager’s sole discretion, to reimbursement, on a fully accountable basis, for bona fide due diligence fees and expenses actually incurred by you in an amount not exceeding the lesser of (a) 0.5% of the gross offering proceeds or (b) the maximum amount permitted to be paid under the NASD’s Conduct Rules. Notwithstanding the foregoing, no compensation will be paid with respect to subscriptions (or portions thereof) which have been rejected by the Manager, or in the event the minimum offering for 1,200 Shares is not successfully completed.

Sales Commissions with respect to Shares actually sold by you or your registered representatives and Underwriting Fees with respect to all Shares sold (by you or by any Selling Dealers) will be due and payable to you within 30 days of each Closing Date on which purchasers of such Shares are admitted as Members and, to the extent that such Sales Commissions are advanced (which they shall be only for bona fide transactions as referenced in Rule 2810 of the NASD’s Conduct Rules) prior to a Closing Date (with respect to sales of Shares actually sold by you), such payments shall be deemed advances which shall be returnable by you, in the event that, for any reason, such Closing Date does not occur.

3. Termination of Agreement. The provisions of this Agreement relating to the Offering shall terminate as to the Company upon the completion of the Offering Period or earlier termination of the Offering, and may be terminated by you or us as specified in Section 10 of this Agreement, subject to the survival of all provisions hereof which by their nature are intended to survive termination of this Agreement.

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4. Limitations on Payments. You agree that neither you nor any salesperson or registered representative under your control shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Shares; provided, however, that this provision shall not prohibit the normal Sales Commissions payable to any properly licensed person for selling Shares. In addition, you agree not to receive any rebates or give-up or participate in any reciprocal business arrangements (other than the securities distribution arrangements specified in the Prospectus) which would violate any restriction on the Company contained in the Prospectus.

5. Supplemental Sales Material.

Supplemental sales materials shall be categorized as either:

(a)      Broker/Dealer Use Only educational materials, which shall be defined as materials prepared for or by the Company for the sole purpose of educating you in your preparation to solicit the sale of Shares in the Offering and shall not be used by you with members of the general investing public and, to the extent required, have been submitted to and reviewed by the appropriate regulatory agencies.

(b)      Investor sales material, which shall be defined as materials prepared for or by the Company which, to the extent required, have been submitted to and reviewed by the NASD, SEC or other appropriate regulatory agencies. These materials may be used by you with members of the general investing public.

You agree that you will not use any supplemental sales materials other than the Prospectus (including, inter alia transmittal letters, underwriting memoranda, summary descriptions, graphics, supplemental exhibits, media advertising, charts, pictures, written scripts or outlines), whether prepared to solicit sales to prospective investors or for the exclusive use of you and your personnel, except as supplied by the Company and described under the caption “Supplemental Sales Literature” in the Prospectus, or otherwise specifically described in a written advice from the Company authorizing the type and manner of use. The use of any such other supplemental sales material is expressly prohibited to the extent specified in any such written advice.

6.    Right to Sell. Notwithstanding any information furnished or any action taken by us in that connection, we shall have no obligation or liability with respect to the registration or qualification of the Shares in any jurisdiction or qualification or right of you or any Selling Dealer to sell or advertise them therein.

7.    Limited Obligations. Nothing herein contained shall constitute a partnership, association or other separate entity or partners between or among you, and/or any Selling Dealer and the Company, or with each other, but you shall be responsible for your share of any liability or expense based upon any claim to the contrary. We shall not be under any liability to you, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act of 1933, as amended (the "Act"), and no other obligations on our part shall be implied hereby or inferred herefrom.

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(a)     Notwithstanding anything to the contrary provided herein, the Company will indemnify and hold you harmless in the manner and solely to the extent specified in Section 6 of the LLC Agreement (the terms of which are incorporated herein by reference) against any losses (including any claims of any Selling Dealers), damages or liabilities, joint or several, to which you may become subject as a result of entering into, or performing your duties, under this Agreement.

(b)     You agree to indemnify and hold harmless the Manager, in its capacity as manager of the Company, and the Company against any losses, claims, damages or liabilities to which the Manager and the Company may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of circumstances under which they are made not misleading in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Manager by you expressly for use therein: and further provided that the Company or the Manager will not be liable in any case if it is determined that you were at fault in connection with any loss, claim, damage or liability.

The indemnity agreement in this paragraph (b) shall be in addition to any liability which you may otherwise have and shall extend, upon the same terms and conditions, to each member of the Company and to each person, if any, who controls the Company within the meaning of the Act.

(c)      Promptly after receipt an indemnified party under paragraph (a) or (b) above of notice of the commencement any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such paragraph. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and to the extent that it shall wish, to jointly participate with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and notice to the indemnifying party of its election so to assume the defense thereof. The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions,; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against one or more than one indemnified party. In the case such

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claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall be obliged only to reimburse the expenses and fees of the one law firm which has been selected by a majority of the indemnified parties against which such action is brought finally and in the event the majority of such indemnified parties are unable to agree on which law firm for which expenses or fees will be reimbursed by the indemnifying party, then payments shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of the services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm. Notwithstanding anything contained herein to the contrary, an indemnified party may not settle or compromise any action brought against such indemnified party without the prior written consent of the indemnifying party.

(d)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in paragraph (a) of this Section 7 is unavailable in accordance with its terms, the Company and you shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by said indemnity agreement incurred by the Company and you (or any controlling person), in such proportions as is appropriate to reflect the relative benefits from the Offering received by the Company on the one hand and you on the other; provided, however, that if such allocation is not permitted by applicable law or if the indemnified party failed to receive the notice required under paragraph (a) of this Section 7 or is not entitled to receive the indemnification provided for in paragraph (a) of this Section 7 because of the second provision thereof, then the relative fault of the Company and you in connection with the statement or omissions which resulted in such losses, claims, damages and liabilities and other relevant equitable considerations will be considered together with such relative benefits. The relative benefits received by the Company on the one hand and you on the other shall be deemed to be in the same proportion as the total proceeds from the Offering (net of Underwriting Fees and Sales Commissions but before deducting the Organization and Offering Expenses Allowance (as defined in the Prospectus)) received by the Company bears to the Underwriting Fees and Sales Commissions received by you, as set forth in the Prospectus. The relative fault shall be determined by reference to, among other things, whether in the case of an untrue statement or alleged untrue statement of a material fact, such statement or omission relates to information supplied by the Company or you and the party’s relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission including, with respect to you, the extent to which such losses, claims, damages or liabilities (or actions in respect thereof) with respect to any Prospectus result from the fact that you sold Shares to an investor to whom there was not sent or given, at or prior to the written confirmation of such a sale, a copy of the Prospectus (excluding documents incorporated therein by reference) or of the Prospectus as then amended or supplemented (excluding documents incorporated therein by reference) if the Company has complied with Section 5 hereof. The amount paid or payable by the indemnified party as a result of the losses, claims, damages or liabilities referred to above in this paragraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against or appearing as a third party witness in any such action or claim. Notwithstanding the provisions of this paragraph (d), you shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares purchased by you were offered to the public exceeds the amount of any damages which you have otherwise been required to pay by

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 reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Act shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. In addition, certain states may also impose limitations or indemnifications given or received in a public offering. For purposes of this subsection (d), each person, if any, who controls you within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall have the same rights to contribution as you shall have.

8.    Representations, Warranties and Covenants of Dealer-Manager.

(a)      Qualification of Dealer-Manager and its Representatives. You hereby represent warrant and covenant that you are, and during the Offering Period will continue to be, (i) a member in good standing of the NASD and (ii) registered as a broker-dealer in those jurisdictions wherein members of, or persons associated with, your firm will offer or sell the Shares. You also hereby represent, warrant and covenant that, during the Offering Period, you will only permit members of, or persons associated with, your firm to offer or sell Shares if such persons are duly registered or licensed to sell direct participation program investments by, and in good standing with, the NASD and those jurisdictions wherein they will offer or sell shares. You hereby certify that neither your firm nor any member of your firm has been subject to a fine, consent decree or suspension of your or their licenses within the last three (3) years for violation of federal or state securities laws or regulations. You also hereby certify that you will promptly advise the President of the Manager of any civil or administrative proceedings during the Offering Period involving alleged violations of such federal or state securities laws or regulations.

(b)      Investor Suitability and Minimum Investment. You further hereby represent, warrant and covenant that no member of, or person associated with your firm, shall offer or sell Shares in any jurisdiction except to investors who satisfy the suitability and minimum investment requirements under the applicable provisions of the Prospectus or the laws of such jurisdiction (if they are more restrictive). You hereby acknowledge your firm’s obligations pursuant to NASD rules, in general, and NASD Conduct Rule 2810, in particular. Specifically, you agree to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, each member of, or person associated with, your firm shall have reasonable grounds (as required by NASD Conduct Rule 2810) to believe, on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known to such member of, or person associated with your firm, that (i) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company; (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of, of such and (iii) an investment in Shares is otherwise suitable for such investor. You further represent, warrant and covenant that you will: (x) require each member of, or person associated with your firm, to make diligent inquiry as to the suitability and appropriateness of an investment in Shares from each proposed investor, (y) retain in your records for a period equal to the longer of (A) six years from the date of the applicable sale of Shares or (B) five years from the end of the Offering Period, and (z) make available to us and the Company, upon request (and upon your firm’s receipt of an appropriate document subpoena from one of the following, to representatives of the Securities and Exchange Commission (“SEC”), NASD and applicable state securities administrators) documents disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by your firm, whether such records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. You shall not purchase any Shares for a discretionary account without obtaining the prior written approval of your customer and his signature on a Subscription Agreement.

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(c)     Compliance with the NASD’s rules. You also hereby agree that you will require each member of, or person associated with, your firm to inform any prospective purchaser of Shares, prior to his subscription for Shares, of all pertinent facts relating to the liquidity and marketability of an investment in Shares during the term of the investment (as provided in NASD Conduct Rule 2810). You also hereby agree to fully comply with all pertinent sections of Article III of the NASD’s Rules of Fair Practice, including, without limitation Sections 8, 24, and 36 thereof.

(d)     Record-Keeping and Disclosure. You further agree to keep such records with respect to each investor, his suitability and the amount of Shares sold and retain such records for such period of time as may be required by the SEC, any state securities commission, the NASD or by the Company. You agree to obtain and to forward to the Company any representation letters or related documents, if any, as are set forth in the Subscription Agreement which is Exhibit C to the Prospectus.

(e)    Delivery of the Prospectus in Connection with the Sale of Shares. You hereby represent, covenant and agree that no representative of your firm shall sell, and your firm shall not endorse and forward any Subscription Agreement to signify the completion of a subscription for, any Shares unless, in connection therewith, the proposed purchaser of such Shares has received a current copy of the Prospectus at or prior to the time that such person has signed his Subscription Agreement. Your firm acknowledges and agrees that such proposed purchaser shall not be admitted to the Company and Shares issued until the later of (a) the next succeeding Closing Date or (b) five business days after the date such proposed purchaser received a copy of the Prospectus (which shall be determined by the Manager by the date on which such proposed purchaser signed the Subscription Agreement).

(f)     Compliance with Rule 15c2-8 of the Exchange Act. You hereby (a) represent that neither you nor any person associated with your firm solicited customers’ orders for Shares prior to the Effective Date; (b) represent and agree to take all reasonable steps to make a copy of the final Prospectus relating to the Shares to each person associated with your firm who is expected, after the Effective Date, to solicit customer orders for Shares prior to the making of any such solicitation by such associated persons; (c) agree to take reasonable steps, as Dealer-Manager of this Offering, to furnish each Selling Dealer with sufficient copies, as requested by them, of the final Prospectus to enable them to comply with paragraphs (b), (c), (d) and (e) of Rule 15c2-8 of the Exchange Act and the prospectus delivery requirements of Section 5(b)(1) and (2) of the Act; and (d) agree that neither you, nor any person associated your firm, will furnish Prospectuses to any person in any state (e.g. in any state (i) listed as not cleared on the “Blue-Sky Survey” by counsel to the Company or the Dealer-Manager or (ii) in which your firm or any person associated with your firm who solicits offers to buy or offers to sell Shares is not currently registered); provided, however, that this provision is not to be construed to relieve you from complying with the requirements of Section 5(b)(1) and 2 of the Act. You hereby acknowledge that Prospectuses shall not be furnished by you or any person associated with your firm to any prospective investor while the Registration Statement is subject to an examination, proceeding or stop order pursuant to Section 8 of the Act.

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(g)    Compliance with Title III of PATRIOT Act. With respect to your customers or any customers solicited by persons associated with your firm that purchase Shares, you hereby represent and agree to comply with relevant provisions applicable to securities broker-dealers of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), as well as NASD Rule 3011 setting forth minimum standards for Anti-Money Laundering (“AML”) Programs of broker-dealers. These minimum standards require you to have implemented a written AML Program reasonably designed to (I) detect traces of suspicious financial transactions, (II) achieve compliance with the Bank Secrecy Act regulations, (III) provide for independent testing, (IV) designate an AML Compliance Officer, and (V)  provide for ongoing training. Title III of the PATRIOT Act, 31 U.S.C. §§ 53lI, et seq., is referred to as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”). Among other applicable requirements under the Money Laundering Abatement Act, you agree to comply with Section 312 regarding due diligence requirements, Section 313 regarding correspondent account prohibitions, Section 314 regarding financial institution cooperation, Section 319(b) regarding domestic and foreign bank records production, Section 326 regarding customer identification standards (as described in greater detail in Section 8(i) of this Agreement), Section 352 regarding anti-money laundering compliance program components, and Section 356 regarding suspicious activity reporting requirements.

(h)     Compliance with Privacy Laws. You hereby represent, warrant and covenant that you and any person associated with your firm (I) to will abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (B) the privacy standards and requirements of any other applicable federal or state law, and (C) your own internal privacy policies and procedures, each as may be amended from time to time; (II) will to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (III) will to be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event you use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, you will consult the List to determine whether the affected customer has exercised his or her opt-out rights. You understand that you are prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

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(i)     Customer Identification Procedures (“CIP”). You hereby represent, warrant and certify, pursuant to Section 326 of the USA PATRIOT Act, that you have implemented reasonable CIP to (I)  to verify and identify customers who open new accounts, (II)  to maintain records of the information retrieved from the customer including, the name, address, and other identifying information, and (III) to  consult lists of known or suspected terrorists or terrorist organizations to determine if the potential investor appears on any such list and will provide us with annual re-certification to the extent reasonably requested by us of such implementation.

9.     Representation, Warranties, and Covenants of the Company.

(a)    The Registration Statement, including the Prospectus, with respect to the Shares has been (i) prepared by the Company in conformity with the requirements of the Act and the rules and regulations of the SEC promulgated thereunder and (ii) filed with the SEC under the Act. Copies of the Registration Statement and each amendment heretofore filed or proposed to be filed (and of each related preliminary prospectus) have been delivered to you.

(b)    The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus nor are any proceedings for that purpose pending, threatened or, to the knowledge of the Company, contemplated by the SEC. The Registration Statement and the Prospectus and any further amendments or supplements thereto including any post-effective amendments will, when they become effective, conform in all material respects to the requirements of the Act and the rules and regulations of the SEC promulgated thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that the Company makes no representation or warranty as to statements or omissions made in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein.

(c)    The Manager has been duly incorporated in State of Connecticut and is validly existing and in good standing under the laws of the State of Connecticut with power and authority (corporate and other) to conduct its business and own its properties as described in the Prospectus.

(d)   The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with power and authority to conduct its business as described in the Prospectus.

(e)    Except as reflected in or contemplated by the Registration Statement or the Prospectus, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change in the condition of the Company or the Manager, financial or otherwise, or any transactions entered into by the Company or the Manager, other than transactions in the ordinary course of business, which are required to be disclosed in the Registration Statement or the Prospectus that are not so disclosed.

(f)    The respective financial statements contained in the Registration Statement and the Prospectus fairly present the financial condition of the Company and the Manager as of the dates specified; and such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained throughout the periods involved: and Hays & Company, LLP, who has certified the financial statements of the Company and the Manager, respectively, are independent public accountants as required by the Act and the rules and regulations promulgated thereunder.

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(g)    No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Act or any state securities laws.

(h)    There are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against the Company, the Manager or any of their property, at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, in which any adverse decision might have a materially adverse effect on the business or property of the Company or the Manager.

(i)    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under the LLC Agreement, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or Manager is a party, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or the Manager or any of their property, except to the extent that the enforceability of the indemnity and/or contribution provision of the indemnity contained in Section 7 of this Agreement may be limited under the applicable laws and subject, as to enforcement, to insolvency, bankruptcy, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(j)    The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws.

(k)    At the time of the delivery of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and non-assessable and will conform to the description thereof contained in the Prospectus.

(l)     There are no contracts or other documents which are required to be filed as exhibits to the Registration Statement which have been not so filed.

10.    Notice of Termination. This Agreement may be terminated by you or by us by giving written notice by mail, cable or facsimile at least 10 days in advance of your or our intention to terminate; provided, however, that any rights to receive Sales Commissions with respect to sales of Shares made prior to such termination and any rights to indemnification or contribution hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement (including, but not limited to, the suitability record retention and disclosure covenants contained in Section 8 above), shall survive such termination.

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11.    Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

Please acknowledge acceptance of the terms hereof by signing the two enclosed copies of this letter and returning the same to us, whereupon this letter and your acceptance hereof shall constitute a binding agreement between us as of the date first above written. We will then supply to you for your files one of such copies signed by the Company and the Dealer-Manager.

Company

ICON Leasing Fund Eleven, LLC

By: ICON Capital Corp., its Manager

By:
Name:

Title:

Dealer-Manager:

ICON Securities Corp.

By:
Name:

Title:

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Jurisdictions in which Dealer-Manager Certifies that it is Qualified

( )	Alabama	( )	Louisiana	( )	Oklahoma
( )	Alaska	( )	Maine	( )	Oregon
( )	Arizona	( )	Maryland	( )	Pennsylvania
( )	Arkansas	( )	Massachusetts	( )	Puerto Rico
( )	California	( )	Michigan	( )	Rhode Island
( )	Colorado	( )	Minnesota	( )	South Carolina
( )	Connecticut	( )	Mississippi	( )	South Dakota
( )	Delaware	( )	Missouri	( )	Tennessee
( )	District of Columbia	( )	Montana	( )	Texas
( )	Florida	( )	Nebraska	( )	Utah
( )	Georgia	( )	Nevada	( )	Vermont
( )	Hawaii	( )	New Hampshire	( )	Virginia
( )	Idaho	( )	New Jersey	( )	Washington
( )	Illinois	( )	New Mexico	( )	West Virginia
( )	Indiana	( )	New York	( )	Wisconsin
( )	Iowa	( )	North Carolina	( )	Wyoming
( )	Kansas	( )	North Dakota
( )	Kentucky	( )	Ohio

Dealer-Manager:

(Corporate or firm name)

By:

Name:

Title:

Date:

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